EXHIBIT 99.1

GSI Technology, Inc. Announces Third Quarter Fiscal 2026 Results

SUNNYVALE, Calif., Jan. 29, 2026 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (Nasdaq: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2025.

Summary Comments for Third Quarter Fiscal Year 2026

  Revenue increased 12% year-over-year, fueled by strong market momentum for leading SRAM solutions
  Quarter-end cash balance of $70.7 million, up from $13.4 million at the end of Q4 FY2025, including $46.9 million in net proceeds from the Registered Direct Offering in October 2025
  Subsequent to quarter-end, announced proof-of-concept (“POC”) with G2 Tech and two government agencies—roughly $1 million in government funding expected to be received
  Published third-party benchmark results for a multimodal edge inference workload, showing Gemini-II achieved ~3 seconds time-to-first-token (TTFT) at ~30 watts system power in the tested configuration, versus GPU-based systems at materially higher system power

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “During the quarter, we advanced our development roadmap, raised equity financing and achieved key commercialization and validation milestones for Gemini-II. The capital raise supported the kickoff of Plato hardware development and the continued buildout of the Gemini-II software stack. We also finalized an agreement with G2 Tech related to the previously announced POC for an autonomous perimeter security system using drones and real-time video analytics. As detailed in our third-party benchmark press release earlier today, Gemini-II delivered ~3 seconds TTFT at ~30 watts system power in the tested configuration, which highlights Gemini-II’s energy-efficient, low-latency profile for power-constrained edge deployments.”

Shu added, “Building on these milestones, we are moving into the next phase of our APU roadmap. Leveraging the recent third-party validation and the low–power, low-latency characteristics of our APU architecture for edge inference, we are pursuing initial design wins for Gemini-II in defense-oriented programs such as drones and unmanned systems, as well as select commercial edge deployments.”

Commenting on GSI’s third quarter of fiscal 2026 financial results and fiscal fourth quarter outlook, Mr. Shu stated, “In the fiscal third quarter, revenue was $6.1 million, up 12% year-over-year. We have sustained demand for our SRAM solutions, with an expectation for strong sales to our chip design and simulation systems customers in the first half of calendar year 2026. Current expectations for the upcoming fiscal fourth quarter are net revenues in a range of $5.7 million to $6.5 million, with gross margin of approximately 54% to 56%.”

Third Quarter Fiscal Year 2026 Summary Financials

The Company reported net revenues of $6.1 million for the third quarter of fiscal 2026, compared to $5.4 million for the third quarter of fiscal 2025 and $6.4 million for the second quarter of fiscal 2026. Gross margin was 52.7% in the third quarter of fiscal 2026 compared to 54.0% in the third quarter of fiscal 2025 and 54.8% in the preceding second quarter of fiscal 2026. The decrease in gross margin in the third quarter of 2026 was primarily due to product mix.

In the third quarter of fiscal 2026, sales to KYEC were $1.1 million, or 17.9% of net revenues, compared to $1.2 million, or 22.7% of net revenues, in the same period a year ago and $802,000, or 12.5% of net revenues, in the prior quarter. In the third quarter of fiscal 2026, sales to Nokia were $675,000, or 11.1% of net revenues, compared to $239,000, or 4.4% of net revenues, in the same period a year ago and $200,000, or 3.1% of net revenues, in the prior quarter. In the third quarter of fiscal 2026, sales to Cadence Design Systems were $233,000, or 3.8% of net revenues, compared to $971,000, or 17.9% of net revenues, in the same period a year ago and $1.4 million, or 21.6% of net revenues, in the prior quarter. Military/defense sales were 28.5% of third quarter shipments compared to 30.0% of shipments in the comparable period a year ago and 28.9% of shipments in the prior quarter. SigmaQuad sales were 41.7% of third quarter shipments in fiscal 2026 compared to 39.1% in the third quarter of fiscal 2025 and 50.1% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2026 were $10.1 million, compared to $7.0 million in the third quarter of fiscal 2025 and $6.7 million in the prior quarter. Research and development expenses were $7.5 million, compared to $4.0 million in the prior-year period and $3.8 million in the prior quarter. The increase in research and development spending compared to the prior quarter is primarily due to the purchase of IP for the development of Plato and associated consulting expenses. Selling, general and administrative expenses were $2.6 million in the quarter ended December 31, 2025, compared to $3.0 million in the prior-year quarter and $3.0 million in the previous quarter.

Third quarter fiscal 2026 operating loss was $(6.9) million compared to an operating loss of $(4.1) million in the prior-year period and an operating loss of $(3.2) million in the prior quarter. Third quarter fiscal 2026 net loss included interest and other income of $3.6 million, reflecting a non-cash accounting adjustment of $6.2 million for the change in the fair value of the pre-funded warrants and issuance costs of $2.8 million from the recent Registered Direct Offering, and a tax benefit of $(251,000), compared to $70,000 in interest and other income and a tax provision of $44,000 for the same period a year ago. In the preceding second quarter, net loss included interest and other income of $43,000 and a tax provision of $41,000.

Net loss in the third quarter of fiscal 2026 was $(3.0) million, or $(0.09) per diluted share, compared to net loss of $(3.2) million, or $(0.11) per diluted share, for the second quarter of fiscal 2026. For the prior year third fiscal quarter of 2025, net loss was $(4.0) million, or $(0.16) per diluted share.

Total third quarter pre-tax stock-based compensation expense was $783,000 compared to $429,000 in the comparable quarter a year ago and $856,000 in the prior quarter.

Beginning this quarter, GSI is expanding the cash disclosures in its quarterly earnings release process to help investors better understand the Company’s cash generation and consumption. The beginning cash balance, net cash used by operating activities, net cash used by investing activities, and net cash provided by financing activities has been provided to complement the condensed consolidated statement of cash flows included in our Forms 10-Q and 10-K.

Cash flows for the quarter ended December 31, 2025 (in thousands of dollars):

Cash and cash equivalents as of September 30, 2025	$25,326
Net cash used in operating activities	(7,872)
Net cash used by investing activities	(296)
Net cash provided by financing activities	53,514
Cash and cash equivalents as of December 31, 2025	$70,672

The increase in cash and cash equivalents as of December 31, 2025, primarily reflects $46.9 million in net proceeds from the company’s October 2025 Registered Direct Offering, partially offset by operating cash outflows. Cash used in operating activities includes spending for the development and commercialization of Gemini-II and Plato.

At December 31, 2025, the Company had $70.7 million in cash and cash equivalents, compared to $13.4 million at March 31, 2025. Working capital was $71.7 million as of December 31, 2025 versus $16.4 million at March 31, 2025. Stockholders’ equity as of December 31, 2025 was $83.6 million, compared to $28.2 million as of the fiscal year ended March 31, 2025.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2025, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 29, 2026. To participate in the conference call, please dial 1-877-407-3982 in the U.S., or 1-201-493-6780 for international, approximately 10 minutes prior to the above start time, and provide Conference ID 13758230.  The call will also be streamed live via the internet at https://ir.gsitechnology.com.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities.

GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. These forward-looking statements include, among others, statements regarding our product roadmap and commercialization milestones for Gemini-II and Plato; our pursuit of initial design wins in defense and select commercial edge deployments; anticipated benefits from government proof-of-concept engagements and related funding; our expectations regarding revenue, gross margin, demand for our SRAM solutions, and customer mix; and the interpretation and applicability of third-party benchmark results and energy/performance characteristics of our products. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the risk that proof-of-concepts, pilot programs, or benchmark validations do not translate into design wins, purchase orders, or revenue; the comparability and generalizability of third-party benchmark results and energy/performance metrics across different configurations and use cases; intensive competition; the availability, timing and continuity of government funding opportunities; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology (including Gemini-II and Plato) and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts, particulary in relation to Taiwan, and challenges in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024

Net revenues	$6,076	$6,444	$5,414	$18,803	$14,635
Cost of goods sold	2,876	2,911	2,491	8,419	7,794

Gross profit	3,200	3,533	2,923	10,384	6,841

Operating expenses:

Research & development	7,457	3,768	4,037	14,322	13,039
Selling, general and administrative	2,649	2,952	2,997	8,331	8,154
Gain from sale of assets	-	-	(56)	-	(5,793)
Total operating expenses	10,106	6,720	6,978	22,653	15,400

Operating loss	(6,906)	(3,187)	(4,055)	(12,269)	(8,559)

Interest and other income, net	3,635	43	70	3,691	274

Loss before income taxes	(3,271)	(3,144)	(3,985)	(8,578)	(8,285)
Provision for income taxes	(251)	41	44	(156)	124
Net loss	($3,020)	($3,185)	($4,029)	($8,422)	($8,409)

Net loss per share, basic	($0.09)	($0.11)	($0.16)	($0.28)	($0.33)
Net loss per share, diluted	($0.09)	($0.11)	($0.16)	($0.28)	($0.33)

Weighted-average shares used in
computing per share amounts:

Basic	34,510	29,630	25,546	30,381	25,463
Diluted	34,510	29,630	25,546	30,381	25,463

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024

Cost of goods sold	$61	$58	$50	$163	$157
Research & development	358	303	121	599	747
Selling, general and administrative	364	495	258	1,218	846
	$783	$856	$429	$1,980	$1,750

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2025	March 31, 2025
Cash and cash equivalents	$70,672	$13,434
Accounts receivable	2,832	3,169
Inventory	3,876	3,891
Other current assets	1,933	2,961
Net property and equipment	903	808
Operating lease right-of-use assets	8,590	9,547
Other assets	9,654	9,507
Total assets	$98,460	$43,317

Current liabilities	$7,613	$7,074
Long-term liabilities	7,227	8,017
Stockholders' equity	83,620	28,226
Total liabilities and stockholders' equity	$98,460	$43,317